Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet as of March 31, 2015 and the unaudited pro forma combined statement of income for the three months ended March 31, 2015 are based on (i) the unaudited consolidated financial statements of New Residential Investment Corp., or the Company, as of and for the three months ended March 31, 2015 and (ii) the unaudited consolidated financial statements of Home Loan Servicing Solutions, Ltd., or HLSS, as of and for the three months ended March 31, 2015.

The following unaudited pro forma combined statement of income for the year ended December 31, 2014 is based on (i) the audited consolidated financial statements of the Company for the year ended December 31, 2014 and (ii) the audited consolidated financial statements of HLSS for the year ended December 31, 2014.

The unaudited pro forma combined balance sheet as of March 31, 2015 gives effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions had occurred on March 31, 2015. The unaudited pro forma combined statements of income for the year ended December 31, 2014 and for the three months ended March 31, 2015 give effect to the Pro Forma Transactions as if they had occurred on January 1, 2014.

The historical financial information has been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (i) directly attributable to the Pro Forma Transactions, (ii) factually supportable and, (iii) with respect to the unaudited pro forma combined statements of income, are expected to have a continuing impact on the combined results. However, such adjustments are estimates based on certain assumptions and may not prove to be accurate. Information regarding these adjustments is subject to risks and uncertainties that could cause actual results to differ materially from our unaudited pro forma combined financial information. The following pro formas reflect the Company’s current estimates and assumptions, including information which became available after the completion of the Acquisition, such as information included in the unaudited interim condensed consolidated financial statements of HLSS for the period ended March 31, 2015.

The unaudited pro forma combined financial information and accompanying notes present the impact of the following (collectively the “Pro Forma Transactions”):

•	Our acquisition of substantially all of the assets and assumption of the related liabilities from HLSS including all of the issued share capital of HLSS’s first-tier subsidiaries (the “Acquisition”);

•	Consideration for the Acquisition consisting of the following: the issuance by us of approximately 28,286,980 shares of common stock of the Company at a price of $15.346 per share to HLSS, cash consideration paid of $622.0 million, HLSS seller financing of $385.2 million, and contingent cash consideration for the potential future acquisition of Hexagon Merger Sub Ltd. pursuant to the APA of $50.0 million;

•	The completion of sales of certain residential mortgage loan portfolios and new indebtedness by the Company in contemplation of the Acquisition, and the use of the proceeds from the Company’s loan sales and new indebtedness to fund the Acquisition;

•	The refinancing of certain liabilities assumed in the Acquisition with the existing lenders of such liabilities, as well as repayment of the HLSS senior secured term loan facility on April 6, 2015 prior to consummation of the Acquisition; and

•	Following the Pro Forma Transactions described above, the management fee and the incentive compensation fee payable to the Manager by the Company.

In the opinion of management, all adjustments necessary to reflect the effects of the transactions described in the notes to the unaudited pro forma combined balance sheet and unaudited pro forma combined statements of income have been included and are based upon available information and assumptions that we believe are reasonable.

The unaudited pro forma combined financial information is provided for informational and illustrative purposes only and should be read in conjunction with the Notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014, the audited consolidated financial statements of HLSS filed as Exhibit 99.2 to Form 8-K filed on April 7, 2015, our unaudited consolidated financial statements filed on our Form 10-Q for the three months ended March 31, 2015, as well as the unaudited consolidated financial statements of HLSS filed on Form 10-Q for the three months ended March 31, 2015 filed as Exhibit 99.2 to this Current Report on Form 8-K. The unaudited pro forma combined financial information does not contain any significant commitments and contingencies, including litigation, and does not purport to reflect our results of operations or financial condition had the Pro Forma Transactions occurred at an earlier date. The unaudited pro forma combined financial information also should not be considered representative of our future financial condition or results of operations.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF MARCH 31, 2015

(dollars in thousands, except share and per share data)

	Historical New Residential Investment Corp. As of March 31, 2015	Historical Home Loan Servicing Solutions, Ltd. As of March 31, 2015	Pro Forma Adjustments As of March 31, 2015	Note Reference	Pro Forma Combined As of March 31, 2015
Assets
Investments in:
Notes receivable - Rights to MSRs	$—	$594,417	$(594,417)	A	$—
Match funded advances	—	5,808,796	(5,808,796)	A	—
Excess mortgage servicing rights, at fair value	526,662	—	829,986	A	1,356,648
Excess mortgage servicing rights, equity method investees, at fair value	225,111	—	—		225,111
Servicer advances, at fair value	3,245,457	—	5,251,590	A	8,497,047
Real estate securities, available-for- sale	2,324,915	—	—		2,324,915
Residential mortgage loans, held-for-investment	44,967	—	—		44,967
Residential mortgage loans, held-for-sale	500,174	421,257	(289,592)	B	631,839
Real estate owned	35,905	—	—		35,905
Consumer loans, equity method investees	—	—	—		—
Cash and cash equivalents	459,334	181,507	(394,554)	C	246,287
Restricted cash	28,325	—	50,000	A	78,325
Derivative assets	71	—	—		71
Related party receivables	—	185,067	(185,067)	A	—
Deferred tax assets	—	996	(996)	A	—
Other assets	76,701	244,483	314,821	D	636,005

	$7,467,622	$7,436,523	$(827,025)		$14,077,120

Liabilities and Equity
Liabilities
Match funded liabilities	$—	$5,274,318	$(5,274,318)	A	$—
Other borrowings	—	852,419	(852,419)	A	—
Repurchase agreements	2,339,389	—	(227,671)	B	2,111,718
Notes payable	2,999,418	—	6,281,164	E	9,280,582
Trades payable	196,000	—	—		196,000
Due to affiliates	6,465	—	—		6,465
Dividends payable	53,745	12,783	(12,783)	A	53,745
Contingent consideration	—	—	50,000	A	50,000
Deferred tax liability	13,414	184	(995)	G	12,603
Income taxes payable	—	148	(148)	A	—
Related party payables	—	8,835	(8,835)	A	—
Accrued expenses and other liabilities	44,777	21,377	36,431	F	102,585

	$5,653,208	$6,170,064	$(9,574)		$11,813,698
Commitments and Contingencies
Equity
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 169,721,885 shares issued and outstanding on a pro forma basis	$1,414	$710	$(427)	H,I	$1,697
Additional paid-in capital	1,328,587	1,210,171	(776,362)	H,I	1,762,396
Retained earnings	217,689	56,018	(41,101)	H	232,606
Accumulated other comprehensive income, net of tax	19,825	(440)	440	H	19,825

Total stockholders’ equity	1,567,515	1,266,459	(817,450)		2,016,524
Noncontrolling interests in equity of consolidated subsidiaries	246,899	—	—		246,899

Total equity	1,814,414	1,266,459	(817,450)		2,263,423

Total Liabilities and Equity	$7,467,622	$7,436,523	$(827,025)		$14,077,120

See notes to unaudited pro forma combined financial information

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2014

(dollars in thousands, except share and per share data)

	Historical New Residential Investment Corp. For the year ended December 31, 2014	Historical Home Loan Servicing Solutions, Ltd. For the year ended December 31, 2014	Pro Forma Adjustments For the year ended December 31, 2014	Note Reference	Pro Forma Combined For the year ended December 31, 2014
Interest income	$346,857	$397,506	$1,794	J	$746,157
Interest expense	140,708	163,698	23,898	K	328,304

Net Interest Income	206,149	233,808	(22,104)		417,853

Impairment
Other-than-temporary impairment (“OTTI”) on securities	1,391	—	—		1,391
Valuation provision on loans and real estate owned	9,891	—	—		9,891

	11,282	—	—		11,282

Net interest income after impairment	194,867	233,808	(22,104)		406,571
Other Income
Related party revenue	—	1,843	(1,843)	L	—
Other revenue	—	402	(402)	L	—
Change in fair value of investments in excess mortgage servicing rights	41,615	—	—		41,615
Change in fair value of investments in excess mortgage servicing rights, equity method investees	57,280	—	—		57,280
Change in fair value of investments in servicer advances	84,217	—	—		84,217
Earnings from investments in consumer loans, equity method investees	53,840	—	—		53,840
Gain on consumer loans investment	92,020	—	—		92,020
Gain on settlement of investments, net	35,487	—	—		35,487
Other income, net	10,629	—	4,035	L	14,664

	375,088	2,245	1,790		379,123
Operating Expenses
Compensation and benefits	—	6,351	(6,351)	L	—
Related party expenses	—	2,349	(2,349)	L	—
General and administrative expenses	27,001	9,753	7,717	L	44,471
Management fee to affiliate	19,651	—	6,333	M	25,984
Incentive compensation to affiliate	54,334	—	37,424	M	91,758
Loan servicing expense	3,913	—	(1,731)	L	2,182

	104,899	18,453	41,043		164,395

Income (Loss) Before Income Taxes	465,056	217,600	(61,357)		621,299
Income tax expense	22,957	636	—	O	23,593

Net Income (Loss)	$442,099	$216,964	$(61,357)		$597,706

Noncontrolling Interests in Income (Loss) of Consolidated Subsidiaries	$89,222	$—	$—		$89,222

Net Income (Loss) Attributable to Common Stockholders	$352,877	$216,964	$(61,357)		$508,484

Income Per Share of Common Stock
Basic	$2.59			P	$3.09

Diluted	$2.53			P	$3.03

Weighted Average Number of Shares of Common Stock Outstanding
Basic	136,472,865			P	164,759,845

Diluted	139,565,709			P	167,852,689

See notes to unaudited pro forma combined financial information

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2015

(dollars in thousands, except share and per share data)

	Historical New Residential Investment Corp. For the three months ended March 31, 2015	Historical Home Loan Servicing Solutions, Ltd. For the three months ended March 31, 2015	Pro Forma Adjustments For the three months ended March 31, 2015	Note Reference	Pro Forma Combined For the three months ended March 31, 2015
Interest income	$84,373	$80,682	$8,702	J	$173,757
Interest expense	33,979	40,813	633	K	75,425

Net Interest Income	50,394	39,869	8,069		98,332

Impairment
Other-than-temporary impairment (“OTTI”) on securities	1,071	—	—		1,071
Valuation provision on loans and real estate owned	977	—	—		977

	2,048	—	—		2,048

Net interest income after impairment	48,346	39,869	8,069		96,284
Other Income
Related party revenue	—	50	(50)	L	—
Other revenue	—	1,440	(1,440)	L	—
Change in fair value of investments in excess mortgage servicing rights	(1,761)	—	—		(1,761)
Change in fair value of investments in excess mortgage servicing rights, equity method investees	4,921	—	—		4,921
Change in fair value of investments in servicer advances	(7,669)	—	—		(7,669)
Earnings from investments in consumer loans, equity method investees	—	—	—		—
Gain on settlement of investments, net	14,767	—	(18,100)	N	(3,333)
Other income, net	2,037	—	1,630	L	3,667

	12,295	1,490	(17,960)		(4,175)
Operating Expenses
Compensation and benefits	—	2,078	(2,078)	L	—
Related party expenses	—	76	(76)	L	—
Unrealized loss on loans held for sale	—	7,654	—		7,654
General and administrative expenses	8,560	16,286	(17,281)	L	7,565
Management fee to affiliate	5,126	—	1,583	M	6,709
Incentive compensation to affiliate	3,693	—	3,878	M	7,571
Loan servicing expense	4,891	—	(2,878)	L	2,013

	22,270	26,094	(16,852)		31,512

Income (Loss) Before Income Taxes	38,371	15,265	6,961		60,597
Income tax (benefit) expense	(3,427)	5	—	O	(3,422)

Net Income (Loss)	$41,798	$15,260	$6,961		$64,019

Noncontrolling Interests in Income (Loss) of Consolidated Subsidiaries	$5,823	$—	$—		$5,823

Net Income (Loss) Attributable to Common Stockholders	$35,975	$15,260	$6,961		$58,196

Income Per Share of Common Stock
Basic	$0.25			P	$0.34

Diluted	$0.25			P	$0.34

Weighted Average Number of Shares of Common Stock Outstanding
Basic	141,434,905			P	169,721,885

Diluted	144,911,309			P	173,198,289

See notes to unaudited pro forma combined financial information

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

HLSS Transaction

On April 6, 2015, the Company acquired substantially all of the assets and assumed the related liabilities of HLSS, including all of the issued share capital of HLSS’s first-tier subsidiaries.

The purchase price allocation within this unaudited pro forma combined financial information is based upon a purchase price of $1,441.2 million, inclusive of fair value of the common stock issued of $434.1 million, cash consideration paid of $622.0 million, and HLSS seller financing of $385.2 million. The fair value of the common stock at the date of the acquisition was $15.346 (rounded to $15.35 below) per share which is the Company’s volume weighted average share price on April 6, 2015. Additionally, the Company agreed to pay Acquisition related expenses of HLSS of $23.5 million and incurred a liability of $50.0 million related to contingent consideration for the acquisition of HLSS subject to HLSS shareholder and regulatory approval.

The total purchase consideration paid is summarized as follows:

The Company’s volume weighted average price on April 6, 2015	$15.35
The Company’s share issuance to HLSS	28,286,980
Share issuance consideration	$434,091,995
Cash consideration	$621,981,825
HLSS seller financing	$385,174,322

Total purchase consideration paid	$1,441,248,142

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of the Company and HLSS. Accordingly, the assets acquired and liabilities assumed are recorded at their acquisition date fair values. Such acquisition value was not materially different from the purchase price paid in consideration of acquiring substantially all of the assets and assuming the related liabilities of HLSS in accordance with ASC 805.

The major assets acquired and liabilities assumed from HLSS include Excess MSRs, Servicer advances, Residential mortgage loans, held-for-sale and Notes payable. Their estimated acquisition date fair values are set forth below (in millions):

Excess mortgage servicing rights (Refer to note A)	$830.0
Servicer advances (Refer to note A)	$5,251.6
Residential mortgage loans, held-for-sale (Refer to note A)	$418.8
Notes payable (Refer to note E)(1)	$5,583.0

(1)	The Notes payable consists of Match funded liabilities of $5,073.0 million plus the reclassification of the Other borrowings of $510.0 million.

The following sections provide further details on the major assets acquired, liabilities assumed, and aggregate consideration transferred to HLSS.

Excess MSRs

The fair value of excess mortgage servicing rights (“Excess MSRs”) acquired of $830.0 million was estimated using a discounted cash flow model that includes assumptions that are inherently subjective and imprecise. Significant inputs used in the valuations include expectations of prepayment rates, the excess mortgage servicing amount of the underlying mortgage loans and discount rates that market participants would use in determining the fair values of Excess MSRs on similar pools of residential mortgage loans.

The values of Excess MSRs are sensitive to changes in the discount rate and prepayment rate assumptions. The Company performed sensitivity analyses on the aforementioned assumptions as follows:

Discount rates

The Company valued the Excess MSRs with a discount rate of 12.0%. A 50 basis point increase/(decrease) in the discount rate assumption would result in an approximately $13.7 million (decrease)/increase in the value of the Excess MSRs, respectively. Such increase/(decrease) in the discount rate assumption would result in an approximately $2.0 million increase/(decrease) to annual interest income and approximately $0.5 million increase/(decrease) to three month interest income on the Excess MSRs, respectively, since a change in the initial discount rate would change the total amount of accretable yield on these Excess MSRs.

Prepayment rates

The Company valued the Excess MSRs with a conditional weighted average prepayment assumption of 10.5%. A 50 basis point increase/(decrease) in the prepayment rate assumption would result in an approximately $16.7 million (decrease)/increase in the value of the Excess MSRs, respectively. Such increase/(decrease) in the prepayment assumption would result in an approximately $2.0 million (decrease)/increase to annual interest income and approximately $0.5 million (decrease)/increase to three month interest income on the Excess MSRs, respectively.

Servicer advances

The fair value of Servicer advances, including the base component of the related mortgage servicing right, of $5,251.6 million was estimated based on a discounted cash flow model that includes assumptions that are inherently subjective and imprecise. The factors that most significantly impact the fair value include (i) the rate at which the Servicer advance balance changes over the term of the investment, (ii) the unpaid principal balance (“UPB”) of the underlying loans with respect to which the Company has the obligation to make advances and owns the base component of the related mortgage servicing right, which in turn is driven by prepayment speeds and (iii) the percentage of delinquent loans with respect to which the Company owns the base component of the mortgage servicing right. Significant inputs used in the valuation include the assumptions used to establish the aforementioned cash flows and discount rates that market participants would use in determining the fair values of Servicer advances on similar pools of residential mortgage loans.

The value of the Servicer advances is sensitive to changes in the discount rate and the assumption of the amount of outstanding advances in relation to the UPB of the underlying loans. The Company performed sensitivity analyses on the aforementioned assumptions as follows:

Discount rates

The Company valued the Servicer advances with a discount rate of 6.2%. A 20 basis point increase/(decrease) in the discount rate assumption would result in an approximately $41.0 million (decrease)/increase in the value of the Servicer advances, respectively. The increase/(decrease) in the discount rate assumption would result in an approximately $8.8 million increase/(decrease) to annual interest income and approximately $2.1 million increase/(decrease) to three month interest income on the Servicer advances, respectively, since a change in initial discount rate would change the total amount of accretable yield on these Servicer advances.

Servicer advances / UPB

The Company valued the Servicer advances with a weighted average ratio of outstanding Servicer advances to UPB of 3.0%. A 20 basis point increase/(decrease) in this assumption would result in an approximately $27.7 million (decrease)/increase in the value of the Servicer advances, respectively. Such increase/(decrease) would result in an approximately $0.6 million (decrease)/increase to annual interest income and approximately $0.2 million (decrease)/increase to the three month interest income on the Servicer advances, respectively.

Residential mortgage loans held-for-sale

Residential mortgage loans, held-for-sale of $418.8 million represent Government National Mortgage Association (“GNMA”) early buy-out (“EBO”) loans acquired from HLSS (“EBO Loans”). EBO Loans are guaranteed by the Federal Housing Administration (“FHA”) and as such the fair value of the loans was estimated using a discounted cash flow model incorporating such guarantee. Other assets include Claims receivable from the FHA related to GNMA EBO loans for which foreclosure has been completed and for which claims have been made on the FHA guarantee of $98.7 million. The FHA receivable is short term in nature and the carrying value generally approximates fair value.

Notes payable

Match funded liabilities of $5,073.0 million include various series of notes, variable funding notes and other fixed rate liabilities. The fair value of these notes was estimated using broker quotes and discounted cash flow models.

Other borrowings represent Notes payable of $510.0 million including an EBO facility and a servicer advance note facility (the “Note Facility”). The EBO facility and Note Facility are short term in nature and the carrying values generally approximate fair value.

At this time the Company has not finalized a detailed valuation of the assets acquired and liabilities assumed as part of the Acquisition, and accordingly, the unaudited pro forma combined financial information was prepared using a preliminary allocation of the estimated or actual purchase prices based on assumptions and estimates, which are subject to change. The Acquisition accounting will be completed within the required measurement period in accordance with the accounting guidance on business combinations, but in no event later than one year following the completion of the Acquisition.

Upon completion of a final detailed valuation analysis, there may be additional increases or decreases to the recorded values of assets and liabilities associated with the Acquisition, including, but not limited to, commitments and contingencies that will give rise to future expenses that are not reflected in this unaudited pro forma combined financial information. Accordingly, once the necessary analyses are completed and the final purchase price and purchase price allocation is determined, actual results may differ materially from the information presented in this unaudited pro forma combined financial information.

The unaudited pro forma combined financial information does not contain any significant commitments and contingencies, including litigation, based upon the preliminary valuation discussed therein. The results of any additional facts and circumstances that materialize subsequent to the preparation of this unaudited pro forma combined financial information may differ materially from the information presented herein.

Additionally, the unaudited pro forma combined statements of income do not reflect the cost of any integration activities or synergies that may be derived from any integration activities, both of which may have a material impact on the results of operations in periods following the completion of the Acquisition.

Conformity of Accounting Policies

Certain assets and liabilities and related processes of HLSS are expected to be integrated with those of the Company. This integration includes a review by the Company of HLSS’s accounting policies. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, the Company is not aware of any differences that would have a material impact on the combined financial statements that have not been adjusted for in the pro forma financial information (Refer to note A).

Pro Forma Adjustments for the Unaudited Pro Forma Combined Balance Sheet as of March 31, 2015

A.	In accordance with ASC 805—Business Combinations, Management has performed a preliminary allocation of the purchase price to HLSS’s assets and liabilities in the accompanying unaudited pro forma combined financial information based on estimates. The final allocation of purchase price may differ materially from the pro forma amounts included herein. The preliminary allocation of the purchase consideration, following reclassifications to conform to the Company’s presentation, is as follows (in $ millions):

$ millions	Historical Home Loan Servicing Solutions, Ltd. As of March 31, 2015	Movements between April 1 and April 6, 2015	Adjusted HLSS As of April 6, 2015	Reclassifications	Fair Value and Other Adjustments		Purchase Price Allocation As of April 6, 2015
Assets
Notes receivable - Rights to MSRs	594.4	(1.1)	593.3	(593.3)	—		—
Match funded advances	5,808.8	(221.1)	5,587.7	(5,587.7)	—		—
Excess mortgage servicing rights, at fair value	—	—	—	843.6	(13.6)	a)	830.0
Servicer advances, at fair value	—	—	—	5,337.5	(85.9)	a)	5,251.6
Residential mortgage loans, held-for-sale	421.3	(3.7)	417.6	—	1.2		418.8
Cash and cash equivalents	181.5	24.1	205.6	—	(156.9)		48.7
Restricted cash	—	—	—	—	50.0	b)	50.0
Related party receivables	185.1	(47.1)	137.9	(137.9)	—		—
Deferred tax assets	1.0	—	1.0	(1.0)	—		—
Other assets	244.5	141.4	385.9	162.7	(16.3)		532.2

TOTAL	7,436.6	(107.5)	7,329.0	23.9	(221.5)		7,131.3

Liabilities
Match funded liabilities	5,274.3	(201.4)	5,072.9	(5,072.9)	—		—
Other borrowings	852.4	(2.4)	850.0	(850.0)	—		—
Notes payable	—	—	—	5,922.9	(340.0)		5,583.0
Contingent consideration	—	—	—	—	50.0	b)	50.0
Dividends payable	12.8	—	12.8	—	(12.8)	c)	—
Deferred tax liability	0.2	0.1	0.3	(1.0)	—		(0.7)
Income taxes payable	0.1	—	0.1	(0.1)	—		—
Related party payables	8.8	(18.1)	(9.3)	9.3	—		—
Accrued expenses and other liabilities	21.4	(0.9)	20.5	15.6	21.7		57.8

TOTAL	6,170.0	(222.7)	5,947.3	23.8	(281.1)		5,690.1

Estimate of Fair Value of Net Assets Acquired							1,441.2

a)	The Match funded advances and the Notes receivable—Rights to MSRs have been reclassified to Servicer advances, at fair value and Excess MSRs, at fair value. The Servicer advances and Excess MSRs were fair valued as a part of the preliminary allocation of purchase price for $5,251.6 million in Servicer advances, at fair value and for $830.0 million in Excess MSRs, at fair value. This results in a net fair value adjustment to Servicer advances, at fair value of $(85.9) million and a net fair value adjustment to Excess MSRs, at fair value of $(13.6) million reflected in note A.
b)	Contingent consideration for the potential future acquisition of Hexagon Merger Sub Ltd. pursuant to the APA dated April 6, 2015 of $50.0 million.
c)	Dividend payable was settled as part of closing the APA.

B.	Reflects the impact of sales of certain Residential mortgage loans, held-for-sale for $302.0 million by the Company subsequent to March 31, 2015 in contemplation of the Acquisition and the use of the resulting proceeds to fund the Acquisition. The carrying value of the Residential mortgage loans, held-for-sale was $287.1 million as of March 31, 2015 resulting in a gain of $14.9 million. The gain was not reflected in the unaudited pro forma combined statement of income as the gain is not recurring in nature. A reconciliation of the pro forma gain on sale is as follows (in millions):

Sales proceeds	$302.0
Total carrying value	(287.1)

Pro forma gain on sale	$14.9

The pro forma gain on sale has been calculated based on the historical carrying value of the Residential mortgage loans, held-for-sale as at March 31, 2015. When the actual sale was closed, the carrying value of the Residential mortgage loans, held-for-sale was not materially different and would not have resulted in a materially different gain/loss.

The sales proceeds were used for a Repurchase agreement pay down of $227.7 million resulting in a net cash increase of $74.3 million. These remaining proceeds were used for the Acquisition.

The pro forma adjustments in the Residential mortgage loans, held-for-sale can be summarized as follows (in millions):

Residential mortgage loans, held-for-sale
Historical Residential mortgage loans of the Company as of March 31, 2015	$500.2
Historical Residential mortgage loans of HLSS as of March 31, 2015	421.3

Total Combined balance as of March 31, 2015	$921.5
Movement in HLSS balance between April 1 and April 6, 2015	(3.7)
Purchase Price Adjustments (Refer to note A)
Fair value adjustments of acquired HLSS loans	1.2
Other adjustments
Loan sale by the Company	(287.1)

Total pro forma adjustments	$(289.6)

Pro Forma Combined as of March 31, 2015	$631.9

C.	The movements in pro forma Cash and cash equivalents can be summarized as follows (in millions):

Cash and cash equivalents
Historical Cash and cash equivalents of the Company as of March 31, 2015		$459.3
Historical Cash and cash equivalents of HLSS as of March 31, 2015		181.5

Total Combined balance as of March 31, 2015		$640.8
Movement in HLSS balance between April 1 and April 6, 2015		$24.1
Cash and cash equivalents movement as result of the Pro Forma Transaction
HLSS Cash and cash equivalents not acquired in the Acquisition		$(156.8)
Debt raised by the Company	a)	313.0
Cash consideration associated with the Acquisition	b)	(622.0)
HLSS seller financing	c)	385.2
Repayment of HLSS seller financing	c)	(385.2)
Payment of deferred financing costs	d)	(27.2)
Other movements between April 1 and April 6, 2015
Proceeds from sale of Company loans		302.0
Pay-down of Company’s repurchase agreements		$(227.7)

Total pro forma adjustments		(394.6)

Pro Forma Combined as of March 31, 2015		$246.2

a)	Debt raised by the Company for financing of transaction
b)	Includes $339.9 million used to repay secured loan note facility
c)	NRZ raised the financing on HLSS assets upon acquisition of such assets and used the proceeds to pay HLSS post acquisition
d)	Related to HLSS refinancing and the Company’s new indebtedness

D.	The movement in Other assets can be summarized as follows (in millions):

Other Assets
Historical Other assets of the Company as of March 31, 2015	$76.7
Historical Other assets of HLSS as of March 31, 2015	244.5

Total Combined balance as of March 31, 2015	$321.2
Movement in HLSS balance between April 1 and April 6, 2015	141.4
Purchase Price Adjustments (Refer to note A)
Reclassification of Related party receivables	$137.9
Reclassification of Related party payables	24.7
Eliminate historical HLSS deferred financing costs with no value	(18.0)
Deferred costs	1.7
Other Adjustments
Deferred financing costs	27.2

Total pro forma adjustments	$314.9

Pro Forma Combined as of March 31, 2015	$636.1

E.	Reflects the impact of the repayment of the HLSS Senior secured term loan facility in the amount of $339.9 million, debt issued by the Company to finance the Acquisition of $313.0 million, and HLSS seller financing of $385.2 million. The seller financing was repaid immediately following the Acquisition using $385.2 million of new indebtedness.

The following summarizes the components of pro forma adjustments to Notes payable (in millions):

Notes payable
Historical Notes payable of the Company as of March 31, 2015	$2,999.4
Historical Notes payable of HLSS as of March 31, 2015	—

Total Combined balance as of March 31, 2015	$2,999.4
Purchase Price Adjustments (Refer to note A)
Reclassifications of Match funded liabilities	5,072.9
Reclassifications of Other borrowings	850.0
Repayment of HLSS senior term loan	(339.9)

$5,583.0
Other adjustments
HLSS seller financing	385.2
Debt issued by the Company to finance transaction	313.0

Total pro forma adjustments	$6,281.2

Pro Forma Combined as of March 31, 2015	$9,280.6

F.	The movement in Accrued expenses and other liabilities is as follows (in millions):

Accrued expenses and other liabilities
Historical Accrued expenses and other liabilities of the Company as of March 31, 2015	$44.8
Historical Accrued expenses and other liabilities of HLSS as of March 31, 2015	21.4

Total Combined balance as of March 31, 2015	$66.2
Movement in HLSS balance between April 1 and April 6, 2015	(0.9)
Purchase Price Adjustments (Refer to note A)
Reclassifications of Income taxes payable	0.1
Reclassifications of Related party payables	15.4
Accrued transaction costs	21.7

Total pro forma adjustments	$36.3

Pro Forma Combined as of March 31, 2015	$102.5

G.	Deferred tax liability includes a reclassification of $1.0 million from Deferred tax assets.

H.	Reflects the equity impact of the pro forma adjustments. Refer to the table below for a summary of the movements included in the Company’s Equity:

(Millions of dollars)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling interests in equity of consolidated subsidiaries	Total Equity
New Residential Investment Corp. historical equity as of March 31, 2015	$1.4	$1,328.6	$217.7	$19.8	$1,567.5	$246.9	$1,814.4
Addition of HLSS historical equity as of March 31, 2015	0.7	1,210.2	56.0	(0.4)	1,266.5	—	1,266.5
Elimination of HLSS historical equity	(0.7)	(1,210.2)	(56.0)	0.4	(1,266.5)	—	(1,266.5)
Net Movements in Common stock (Refer to note I)	0.3	—	—	—	0.3	—	0.3
Net Movements in Additional paid-in-capital (Refer to note I)	—	433.8	—	—	433.8	—	433.8
Net Movements in Retained earnings (Refer to note B)	—	—	14.9	—	14.9	—	14.9

Pro forma combined equity as of March 31, 2015	$1.7	$1,762.4	$232.6	$19.8	$2,016.5	$246.9	$2,263.4

I.	Reflects the issuance on April 6, 2015 of approximately 28,286,980 shares of common stock of the Company at a price of $15.346 per share to HLSS in consideration for the Acquisition with the par value of $0.3 million at $0.01 per share and $433.8 million additional paid-in capital. The fair value of the common stock was estimated using a value of $15.346 per share which was the Company’s volume weighted average price per share on April 6, 2015.

On April 13, 2015, the Company issued 29,213,020 shares of its common stock in a public offering with net proceeds of approximately $436.1 million. This has not been reflected in the pro forma financial information.

The Company also plans to issue an additional 27,935,389 shares of its common stock in a primary public offering together with the secondary net settlement of options. This has not been reflected in the pro forma financial information.

Pro Forma Adjustments for the Unaudited Pro Forma Combined Statements of Income for the year ended December 31, 2014 and the three months ended March 31, 2015

J.	The adjustment to Interest income reflects the effective interest income earned on the portfolio of Excess MSRs of $88.5 million and $20.2 million and Servicer advances of $299.5 million and $69.4 million, each for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively, had the portfolios been acquired by the Company as of January 1, 2014 at their estimated fair market values.

Interest income also reflects, on a pro forma basis, the interest income of $22.9 million for the year ended December 31, 2014 that would have been earned on the EBO loans had they been acquired as of January 1, 2014. The pro forma net adjustment to record the additional interest income is $3.8 million for the year ended December 31, 2014.

Interest income was adjusted on a pro forma basis to reflect the reversal of Interest income that was related to the following sales of loan portfolios by the Company and HLSS prior to the close of the Acquisition:

•	Eliminate Interest income of $19.3 million and $8.1 million for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively, related to the sale of residential mortgage loans sold by the Company; and

•	Eliminate Interest income of $9.6 million and $1.6 million for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively, related to the February 2015 sale of HLSS’s portfolio of RPLs.

The following summarizes the components of pro forma adjustments to Interest income (in millions):

Interest income adjustments	For the year ended December 31, 2014	For the three months ended March 31, 2015
Eliminate historical Interest income on the acquired EBO loans of HLSS	$(19.1)	$—
Add: Pro forma Interest income on acquired EBO loans of HLSS	22.9	—
Eliminate Interest income related to the sale of residential mortgage loans sold by the Company	(19.3)	(8.1)
Eliminate Interest income related to the sale of HLSS’s portfolio of RPLs	(9.6)	(1.6)
Eliminate historical Interest income HLSS	(361.1)	(71.2)
Add: HLSS Interest income based on the Company’s projections	388.0	89.6

Total pro forma adjustments	$1.8	$8.7

K.	The adjustment to Interest expense reflects the refinancing of the liabilities incurred in connection with the Acquisition and for which refinancing terms were agreed upon with the bank counterparties on April 6, 2015. In addition, the adjustment reflects the Interest expense on the new indebtedness of $698.2 million comprising the HLSS seller financing of $385.2 million and debt raised by the Company of $313.0 million in connection with the Acquisition (Refer to note E).

Interest expense is calculated as if the liabilities were assumed or outstanding at January 1, 2014 at their estimated fair values under the terms of the financing that would have been in place at that time and assumptions as to the amount of variable funding necessary over such period. Refer to the table below for a summary of the terms (in millions):

	Coupon	Principal	Weighted Average Interest Rate	Weighted Average Maturity
Term Loan Facility	Fixed	$1,800.0	2.03%	May 9, 2016
Variable Funding Notes	Floating (1M LIBOR + 2.65%)	4,228.6	2.82%	February 27, 2016

Total		$6,028.6	2.58%

All of the new indebtedness of $698.2 million is variable rate funding. The refinanced liabilities consist of the remaining variable rate funding of $3,530.4 million and the fixed term loan facility of $1,800.0 million.

The refinancing for purposes of the combined pro forma financial information was considered a modification with the existing lenders, and all historical deferred financing costs are eliminated in applying purchase price accounting as of the Acquisition date. As a result, the amortization of historical deferred financing costs is excluded from the unaudited pro forma combined statements of income for the year ended December 31, 2014 and for the three months ended March 31, 2015.

The Company refinanced the variable funding notes in the Match funded liabilities with a variable interest rate with the terms set out in the table above based on the terms agreed upon with the bank counterparties on April 6, 2015. A change of 1/8 percent in the interest rate associated with the variable rate borrowings would result in an additional annual interest expense of approximately $3.85 million (in the case of an increase in the rate) or an annual reduction of interest expense of approximately $(3.85) million (in the case of a decrease in the rate).

The additional Interest expense of $23.9 million for the year ended December 31, 2014 and $0.6 million for the three months ended March 31, 2015, represents the net interest expense and amortization of commitment fees on the refinancing and the new indebtedness incurred, as well as elimination of Interest expense related to the Term loan facility, RPL liability and related deferred financing costs and derivatives not assumed in the Acquisition, and elimination of historical NRZ interest expense related to financing for loans sold.

The following summarizes the pro forma adjustment in the Interest expense (in millions):

	For the year ended December 31, 2014	For the three months ended March 31, 2015
Elimination of historical HLSS interest expense related to the Match funded liabilities	$(126.5)	$(31.0)
Add: HLSS Interest expense for new indebtedness and refinancing	161.8	37.8
Add: Interest expense related to new indebtedness incurred by the Company for the Acquisition	12.5	2.1
Add: Deferred financing costs amortization on HLSS refinancing and the Company’s new indebtedness	5.4	1.4

Total additional interest expense from refinancing and new indebtedness	$53.2	$10.3
Elimination of historical HLSS Interest expense due to the repayment of Term loan facility (Refer to note E)	(16.5)	(4.1)
Elimination of historical HLSS Interest expense related to the repaid RPL liability	(3.7)	(1.0)
Elimination of historical HLSS Interest expense related to deferred financing costs and derivatives	(3.4)	(0.5)
Elimination of historical NRZ interest expense related to financing for loans sold	(5.7)	(4.1)

Total eliminations of historical Interest expense	(29.3)	(9.7)

Total pro forma adjustments	$23.9	$0.6

L.	Certain amounts in the historical statement of income of HLSS have been reclassified to conform to the Company’s presentation. In addition, certain non-recurring costs of both the Company and HLSS have been removed from the historical statement of income. These reclassifications and adjustments are as follows:

•	Related party revenue of $1.8 million and $0.05 million and Other revenue of $0.4 million and $1.4 million, each for the year ended December 31, 2014 and three months ended March 31, 2015, respectively, to Other income, net.

•	Compensation and benefits of $6.3 million and $2.1 million and Related party expenses of $2.3 million and $0.08 million, each for the year ended December 31, 2014 and three months ended March 31, 2015, respectively, to General and administrative expenses.

•	The Company and HLSS incurred $4.4 million and $13.1 million of transaction costs in relation to the Acquisition in the three months ended March 31, 2015, respectively. These transaction costs are non-recurring in nature and have been removed from General and administrative expenses in the pro forma financial information.

In addition, the following amounts in the statement of income of the Company were directly attributable to residential mortgage loans sold by the Company (Refer to note B) and therefore, have been eliminated:

•	Losses within Other income of $1.8 million and $0.1 million, each for the year ended December 31, 2014 and three months ended March 31, 2015, respectively;

•	General and administrative expenses of $0.9 million and $1.9 million, each for the year ended December 31, 2014 and three months ended March 31, 2015, respectively; and

•	Loan servicing expense of $1.7 million and $2.9 million, each for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively.

M.	Represents additional management fees as a result of the Acquisition pursuant to the management agreement, under which the Company pays 1.5% of its Gross Equity, as defined in the management agreement, assuming the underwriter does not exercise their option to purchase additional shares of our common stock.

Management Fee Adjustment

$ million	Year ended December 31, 2014	Three Months Ended March 31, 2015
Share issuance as consideration to HLSS, net of underwriter and other related fees	$422.2	$422.2
Base pro forma management fee of 1.5% of share issuance	$6.3	$1.6

Incentive Compensation Adjustment

Reflects an adjustment to the Incentive Compensation of $37.4 million and $3.9 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively, related to the pro forma adjustments to the statement of income and the impact of the share issuance by the Company to HLSS on the incentive compensation threshold.

N.	In conjunction with the transaction the Company sold various pools of loans which were consummated prior to and subsequent to March 31, 2015 (Refer to note B for Pro forma Balance Sheet effect of loans sold subsequent to March 31, 2015). For loans sold prior to March 31, 2015, the Company recognized a gain of $18.1 million which was reflected in its historical financial statements. For the purposes of this pro forma financial information, the gain has been removed as this represents a non-recurring event.

O.	The Company intends to continue to qualify as a REIT under the requirements of the Internal Revenue Code, and as a result, the Company’s direct income tax expense is expected to be minimal. Consequently, no additional adjustment to pro forma Income tax expense has been made with respect to the Acquisition. With respect to the Acquisition, the Company acquired the taxable subsidiaries of HLSS through the Company’s taxable REIT subsidiaries and those subsidiaries are therefore subject to federal income taxes at corporate rates on the taxable basis carried over from HLSS. However, no pro forma adjustment for income tax expense has been reflected in the pro forma statement of income as incremental taxable income is projected to be minimal.

P.	Pro Forma Earnings (Loss) Per Share Attributable to Common Stockholders

Pro forma basic earnings (loss) per common share attributable to common stockholders has been calculated based on the number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented. The 29,213,020 shares of common stock issued on April 13, 2015 and the planned issuance of 27,935,389 shares in a primary public offering together with the secondary net settlement of options are not included in the pro forma weighted-average number of shares outstanding.

The following table sets forth the computation of unaudited pro forma basic and diluted earnings (loss) per share attributable to common stockholders (in thousands, except per share data):

	Year ended December 31, 2014
	Net income	Shares	Per share amount
Earnings per share, basic	508,484	164,759,845	3.09
Earnings per share, diluted	508,484	167,852,689	3.03

	Three months ended March 31, 2015
	Net income	Shares	Per share amount
Earnings per share, basic	58,196	169,721,885	0.34
Earnings per share, diluted	58,196	173,198,289	0.34

Shares utilized in the calculation of pro forma basic and diluted earnings (loss) per share attributable to common stockholders are as follows:

	As of December 31, 2014
	Historical	Shares issued in the transactions*	Pro Forma Total
Weighted-average shares outstanding, basic	136,472,865	28,286,980	164,759,845
Weighted-average shares outstanding, diluted	139,565,709	28,286,980	167,852,689

	As of March 31, 2015
	Historical	Shares issued in the transactions*	Pro Forma Total
Weighted-average shares outstanding, basic	141,434,905	28,260,980	169,721,885
Weighted-average shares outstanding, diluted	144,911,309	28,286,980	173,198,289

*	The Company issued approximately 2.8 million options to the Manager pursuant to the management agreement in connection with this share issuance to HLSS. However, this does not impact diluted shares outstanding since the assumed strike price and the assumed market value for purposes of computing the treasury stock method are both equal to the share issue price.